Exhibit 10.25

RETIREMENT, GENERAL RELEASE, AND CONFIDENTIALITY AGREEMENT

This Retirement, General Release, and Confidentiality Agreement (“Agreement”) is entered into between Kenton Fiske (hereinafter “Employee”) and API Technologies Corp. (hereinafter “API” or the “Company”).

RECITALS

A.	Employee’s retirement from API will be effective August 31, 2011.

B.	Such retirement will be treated as a termination of employment in accordance with Section 5(c) of Employee’s Employment Agreement with the Company, dated January 7, 2011 (“Employment Agreement”)

C.	In consideration of the mutual covenants, promises, and obligations contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is mutually acknowledged, the Parties hereby agree as follows:

AGREEMENT

1.	Definition. Throughout this Agreement, the term “API” or “the Company” shall encompass the following:

(a)	API, as well as any division thereof, or any parent, subsidiary, affiliated entity, or related entity, predecessors, successors and assigns of any of the foregoing; and

(b)	Any current or former officer, director, trustee, agent, employee, shareholder, representative, insurer, or employee benefit or welfare program or plan (including administrators, trustees, fiduciaries, and insurers of such program or plan) of any entity referenced in or encompassed by Subparagraph 1(a).

2.	Employment. Employee’s employment with API ended on August 31, 2011 (the “Separation Date”).

3.	Payments & Continued Benefits. Pursuant to Section 5(c) of the Employment Agreement:

(a)	API will pay to Employee his Base Salary accrued through September 15, 2011 (less deductions required by law) within 30 days after the Separation Date.

(b)	API will pay to Employee any employee benefits entitlements, expense reimbursement entitlements, and unused vacation days accrued through the Separation Date (less deductions required by law) within 30 days after the Separation Date.

(c)	API will pay to Employee any bonuses due under the Management Bonus Plan executed by API and Employee on behalf of SenDEC Corp. (“Bonus Plan”), as if Employee was still employed, at the time the Bonus becomes payable, if ever, except that no bonuses shall be paid until after the Effective Date of this Agreement. Eligibility for and payment of such bonuses will be in accordance with the terms and procedures specified in the Bonus Plan.

(d)	API will continue to provide Employee with the same medical benefits provided to Employee immediately prior to the Separation Date until the first anniversary of the Separation Date, provided that API may partially fulfill this obligation to the extent allowed by applicable law, by paying Employee’s premiums under COBRA, and Employee shall timely elect COBRA coverage if requested by API.

(e)	API will continue to provide Employee with the same long term care, life insurance and disability benefits provided to Employee immediately prior to the Separation Date, as specified in Exhibit A to the Employment Agreement, until the first anniversary of the Separation Date.

(f)	As of the Separation Date, Employee will no longer be eligible to participate in API’s 401(k) plan. Employee will be entitled to any benefits earned and vested (if any) prior to the Separation Date, pursuant to the applicable plan provisions.

4.	Severance Payment and Other Consideration. API, in consideration for the promises contained herein, agrees and states as follows:

Pursuant to that certain Non-Statutory Stock Option Agreement, dated January 21, 2011, Employee was granted a fully vested option to acquire 147,000 shares of Common Stock of the Company (“Option”). API agrees to extend the time period which Employee has to exercise the Option until January 21, 2021.

The consideration described in this Paragraph 4 reflects consideration provided to Employee over and above anything of value to which Employee is already entitled. In providing the benefits specified in this Paragraph 4, API makes no representation as to the tax consequences or liability arising from said benefits or any other benefit described in this Paragraph 4. Moreover, the parties understand and agree that any tax consequences and/or liability arising from any benefits to Employee set forth in this Paragraph 4 shall be the sole responsibility of Employee. Employee acknowledges and agrees that he will pay any and all income tax which may be determined to be due in connection with the benefits described in this Paragraph 4. Employee also agrees to indemnify API from all tax and/or other liability (including, but not limited to, fines, penalties, interest, and costs) arising from or relating to any benefit described in this Paragraph 4 and/or imposed by the Internal Revenue Service, the State of New York, or any other taxing agency or tribunal as a result of API’s failure to withhold taxes on the benefits described in this Paragraph 4 or any portion thereof.

Employee acknowledges and agrees that the consideration and sums included in this Paragraph 4 and Paragraph 3 are the maximum sums ever to be due to Employee from API, and he hereby relinquishes and waives any rights to other forms of payment or benefits under any other policy, practice, agreement or plan between Employee and API, whether written, oral, express or implied, including any rights in Employee’s Offer Letter. Employee further agrees that the extension of the exercise period for the Option, as described in this Paragraph 4 is contingent on this Agreement remaining in full force and effect.

5.	General Release and Waiver. Employee agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Employee by API and their respective current and former officers, directors, employees, agents, investors, attorneys, shareholders, administrators, affiliates, benefit plans, plan administrators, insurers, trustees, divisions, and subsidiaries, and predecessor and successor corporations and assigns (collectively, the “Releasees”). Employee, on his own behalf and on behalf of his respective heirs, family members, executors, agents, and assigns, hereby and forever releases Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, demand, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Employee may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the Effective Date of this Agreement, including, without limitation:

(a)	any and all claims relating to or arising from Employee’s employment relationship with API and the termination of that relationship;

(b)	any and all claims relating to, or arising from, Employee’s right to purchase, or actual purchase of shares of stock of API;

(c)	any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits;

(d)	any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Equal Pay Act; the Fair Labor Standards Act; the Fair Credit Reporting Act; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act; the Employee Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act; the Sarbanes-Oxley Act of 2002; New York State Human Rights Law, N.Y. Exec. Law §§ 296, et. seq.; New York City Commission on Human Rights Law, NYC Code § 8-101; New York Equal Pay Law, N.Y. Lab. Law § 194; New York Equal Rights Law, N.Y. Civ. Rights Law § 40; New York Off-duty Conduct Lawful Activities Discrimination Law, N.Y. Lab. Law. § 201-d; New York Minimum Wage Act, N.Y. Lab. Law §§ 650 to 665; New York Wage and Hour Law, N.Y. Lab. Law §§ 190 et seq.; New York Whistleblower Statute, N.Y. Lab. Law § 740; New York Warn Laws, N.Y. Lab. Art, 25-A, §§ 860A to 860I;

(e)	any and all claims for violation of the federal or any state constitution;

(f)	any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

(g)	any claim for any loss, cost, damage, or expense arising out of any dispute over the nonwithholding or other tax treatment of any of the proceeds received by Employee as a result of this Agreement; and

(h)	any and all claims for attorneys’ fees and costs.

Employee agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any obligations incurred under this Agreement, any claims for the Benefits under the Offer Letter, or any claims that arise after the Effective Date of this Agreement. This release does not release claims that cannot be released as a matter of law, including, but not limited to, Employee’s right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission, or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, against the Company (with the understanding that any such filing or participation does not give Employee the right to recover any monetary damages against API; Employee’s release of claims herein bars Employee from recovering such monetary relief from API). Employee represents that he has made no assignment or transfer of any right, claim, complaint, charge, duty, obligation, demand, cause of action, or other matter waived or released by this Section.

6.	No Other Claims Pending. Employee represents that he has no lawsuits, claims, or actions pending in his name, or on behalf of any other person or entity, against API or any of the other Releasees. Employee also represents that he does not intend to bring any claims on his own behalf or on behalf of any other person or entity against API or any of the other Releasees.

7.	Confidentiality/Non-Compete/Non-Disclosure/Non-Solicitation/Return of Property.

(a)	Employee acknowledges that he continues to be bound by the SenDEC Corp. At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement (“Confidentiality Agreement”), and the covenants regarding non-competition and non-solicitation set forth in the Offer Letter, both of which are attached hereto as Exhibit A and incorporated herein by reference.

(b)	Employee hereby agrees that: (i) he has kept and will keep confidential all such information identified in Exhibit A of the Confidentiality Agreement; and (ii) he will not volunteer or disclose any such information to anyone without first obtaining express authorization to do so from the undersigned representative of API.

(c)	Notwithstanding the foregoing, nothing in this Agreement shall be intended to limit Employee’s ability to provide information to legal counsel for API or pursuant to a court order. Moreover, this Paragraph 7 shall not encompass or apply to information which is in the public domain, which becomes part of the public domain through no act, omission, or fault of Employee, or which was in Employee’s possession prior to his employment with API. By signing this Agreement, Employee agrees that he has not disclosed or used information in violation of the Confidentiality Agreement attached hereto as Exhibit A or any provision of Paragraph 7, and that he will not do so in the future.

(d)	Employee certifies and declares that he already has returned or shall return to the custody of API all Proprietary Information, Company property (including without limitation any laptop computers, cellular telephones, and PDAs) and Company Documents — as well as any copies of Proprietary Information, Company property, and Company Documents — in his possession or control within 30 days from the Separation Date. The phrase “Company Documents” is defined to include any writings, documents, contracts, records, files, tape recordings, correspondence, photographs, communications, summaries, data, notes, memoranda, diskettes, business plans, price books, or any other source containing information which relates to or references API and which was provided by API or obtained as a result of Employee’s relationship/employment with API. Employee additionally certifies that he has executed and returned to API Exhibit B of the Confidentiality Agreement.

(e)	Employee will not make any legally impermissible statements or representations that disparage, demean, or impugn API, including without limitation any legally impermissible statements impugning the personal or professional character of any current or former director, officer, or employee of API. API will not make any legally impermissible statements or representations that disparage, demean, or impugn Employee.

(f)	Employee will not directly or indirectly seek to cause any person or organization to discontinue or limit its or their current relationship with API; and

(g)	Employee agrees to keep the terms of this Agreement not otherwise available to the public, confidential.

8.	Successors. This Agreement shall apply to Employee, as well as to his heirs, executors, administrators, and agents. This Agreement also shall apply to, and inure to the benefit of API.

9.	Severability. The parties explicitly acknowledge and agree that the provisions of this Agreement are both reasonable and enforceable. However, the provisions of this Agreement are severable, and the invalidity of any one or more provisions shall not affect or limit the enforceability of the remaining provisions. Should any provision be held unenforceable for any reason, then such provision shall be enforced to the maximum extent permitted by law.

10.	Applicable Law. This Agreement shall be interpreted, enforced, and governed under the laws of New York.

11.	Future Assistance. In partial exchange for the severance payment and other consideration provided in this Agreement, Employee agrees that he will cooperate and make himself reasonably available to current API personnel in the event Employee’s assistance is needed to locate, understand, or clarify work previously performed by Employee or other work-related issues relating to Employee’s employment. Employee also agrees that he will cooperate, assist, and make himself reasonably available to API personnel or API agents on an as-needed basis in order to respond to or address any complaint or issue raised by any person or entity that does/did business with API or is/was associated with API in any way. Finally, Employee agrees that he will provide truthful and accurate sworn testimony in the form of deposition, affidavit, and/or otherwise if requested by current API personnel. API will strive to keep the need for future assistance to a minimum, and will reimburse Employee for reasonable out-of-pocket expenses incurred as a result of Employee’s assistance, unless such remuneration would be inappropriate or otherwise prohibited under existing law.

12.	Nonwaiver. The waiver by API of a breach of any provision of this Agreement by Employee shall not operate or be construed as a waiver of any subsequent breach by Employee.

13.	Jurisdiction. Any action regarding this Agreement or otherwise brought against API by Employee, Employee’s agents, assigns, heirs, administrators, or executors, or by his attorney, shall be maintained in a court in Monroe County, New York. If the claim could be brought in federal court, the action shall be maintained in the United States District Court for the Western District of New York. By signing this Agreement, Employee expressly consents to personal jurisdiction in New York. Both parties waive the right to a jury trial.

14.

Knowledge and Understanding. Employee acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 (“ADEA”), and that this waiver and release is knowing and voluntary. Employee agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement. Employee acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Employee was already entitled. Employee further acknowledges that he has been advised by this writing that: (a) he should consult with an attorney prior to executing this Agreement; (b) he has twenty-one (21) days within which to consider this Agreement; (c) he has seven (7) days following his execution of this Agreement to revoke this Agreement; (d) this Agreement shall not be effective until after the revocation period has expired; and (e) nothing in this Agreement prevents or precludes Employee from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law. In the event Employee signs this Agreement and returns it to API in less than the 21-day period identified above, Employee hereby acknowledges that he has freely and voluntarily chosen to waive the time period allotted for considering this Agreement. Employee acknowledges and understands that revocation must be accomplished by a written notification to the person executing this Agreement on the Company’s behalf that is received prior to the Effective Date. The Parties agree that changes, whether material or immaterial, do not restart the running of the 21-day period.

15.	Effective Date. This Agreement shall not become effective, and none of the benefits/payments set forth in this Agreement shall become due, until Employee has executed the Agreement, Employee has returned a signed copy to API, and ten (10) days have passed since the date Employee executed the Agreement (the “Effective Date”).

16.	Complete Agreement. This Agreement sets forth the complete agreement between the parties relating to the subjects herein. Employee acknowledges and agrees that, in executing this Agreement, Employee does not rely and has not relied upon any representations or statements not set forth herein made by API with regard to the subject matter, basis, or effect of this Agreement or otherwise. Notwithstanding the foregoing, nothing in this Agreement is intended to or shall limit, supersede, nullify, or affect any other duty or responsibility Employee may have or owe to API by virtue of any separate agreement or obligation, including without limitation the Confidentiality Agreement, which is attached hereto as Exhibit A and incorporated herein by reference.

BY SIGNING THIS RELEASE, EMPLOYEE STATES THAT: I HAVE READ IT; I UNDERSTAND IT AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS; I AGREE TO ALL THE TERMS CONTAINED WITHIN THE AGREEMENT; I AM AWARE OF MY RIGHT TO CONSULT WITH AN ATTORNEY BEFORE SIGNING IT AND HAVE HAD THE OPPORTUNITY TO DO SO; I HAVE CONSULTED WITH MY ATTORNEY BEFORE SIGNING IT; I HAVE SIGNED IT KNOWINGLY AND VOLUNTARILY.

AGREED TO BY:	API TECHNOLOGIES, CORP.

/s/Kenton W. Fiske	By:	/s/Brian Kahn
Kenton W. Fiske		Brian Kahn
	Its:	Chief Executive Officer

Dated:	Dated: